Exhibit 99.1

For release: January 10, 2006, 4:30 pm EST Contact:	Mark Rittenbaum 503-684-7000
Greenbrier names Joseph K. Wilsted as CFO, to succeed Larry Brady, who is retiring
     Lake Oswego, OR, January 10, 2006 – The Greenbrier Companies [NYSE:GBX] today announced the appointment of Joseph K. Wilsted as senior vice president & chief financial officer, effective immediately. He will succeed Larry G. Brady, who is retiring from the CFO position but will remain in a consulting role to ensure a seamless transition. Mr. Wilsted joined Greenbrier in October 2005 as senior vice president, operations and corporate development.
     Prior to joining Greenbrier, Joe Wilsted was with publicly held Ingersoll Rand since 2003, where he was vice president & chief financial officer of Bobcat, a $2.1 billion in revenue division which manufactures loaders and work vehicles. Prior to Bobcat, Wilsted held the position of President, Rexnord Chain and Conveyor Group; President, Rexnord Stearns; and Managing Director Asia Pacific, Invensys Building Systems. He has international work experience in over two dozen countries including manufacturing operations in Asia, Europe and Latin America, as well as financial responsibilities worldwide with both Bobcat and Invensys Climate Control.
     “Joe brings a unique set of manufacturing, operating and financial skills and international experience in various senior management positions over the last 15 years, which make him ideally suited for this position,” said William A. Furman, president and chief executive officer. “Since joining Greenbrier as a senior manager in October 2005, Joe has worked with Larry Brady, our senior management team, and me defining new metrics to increase operating efficiency and shareholder value.”
     “Larry Brady, who is 66, joined Greenbrier in 1991 and has been CFO of the Company since 1994, the year we became publicly held. His relationship with the Company dates back to early in Greenbrier’s history, when he was audit partner at Touche Ross in the early 1980s. The stability and professionalism of our financial operations during his tenure has been one of the strengths of the Company. We are grateful for his many contributions and the sound financial reporting and accounting that have been and shall remain a characteristic of Greenbrier. Larry will move to a consulting role with the company, where his services will remain available for a seamless transition.”
     The Greenbrier Companies ( www.gbrx.com ), headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 17 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 11,000 railcars, and performs management services for approximately 131,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
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